Exhibit 17
Envoy Communications
Group Inc.
Consolidated Financial Statements
(Expressed in Canadian dollars)
For the years ended September 30, 2006,
2005 and 2004

Contents
Auditors’ Report — BDO Dunwoody LLP	2

Comments by Auditor for U.S. Readers on Canada-U.S. Reporting Differences	3

Financial Statements

Consolidated Balance Sheets	4

Consolidated Statements of Operations	5

Consolidated Statements of Deficit	6

Consolidated Statements of Cash Flows	7-8

Notes to Consolidated Financial Statements	9-43

F-1
Auditors’ Report
To the Shareholders of Envoy Communications Group Inc.
We have audited the consolidated balance sheets of Envoy Communications Group Inc. as at September 30, 2006 and 2005 and the consolidated statements of operations, deficit and cash flows for each of the three years in the period ended September 30, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with Canadian generally accepted auditing standards and with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.
In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at September 30, 2006 and 2005 and the results of its operations and its cash flows for each of the three years in the period ended September 30, 2006, in accordance with Canadian generally accepted accounting principles.
Chartered Accountants
Toronto, Ontario
November 17, 2006 (except as to Note 18, which is as of December 14, 2006)

Comments by Auditor for U.S. Readers
On Canada-U.S. Reporting Differences
In the United States, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) when there is a change in accounting principles that has a material effect on the comparability of the Company’s financial statements, such as the changes described in Note 2 (i) and 21(a) of the financial statements. Our report to the Shareholders dated November 17, 2006, is expressed in accordance with Canadian reporting standards which do not require a reference to such changes in accounting principles in the Auditors’ Report when the changes are properly accounted for and adequately disclosed in the financial statements.
Chartered Accountants
Toronto, Ontario
November 17, 2006 (except as to Note 18, which is as of December 14, 2006)

Envoy Communications Group Inc.
Consolidated Balance Sheets
(Expressed in Canadian dollars)

September 30	2006	2005

Assets

Current
Cash	$758,195	$2,324,074
Cash held in escrow (Note 19)	2,700,000	—
Investments (Note 3)	57,367,535	22,113,957
Accounts receivable (Note 4)	4,659,635	9,141,717
Future income taxes (Note 13)	963,967	301,384
Prepaid expenses and deferred charges	1,758,889	492,057
Loans receivable (Note 7)	492,923	265,082
Discontinued operations (Note 19)	—	10,121,027

	68,701,144	44,759,298
Investments (Note 3)	1,001,354	10,994,238
Loans receivable (Note 7)	1,357,802	1,810,403
Capital assets (Note 5)	2,057,542	2,834,183
Goodwill and other assets	4,416,609	4,416,609
Future income taxes (Note 13)	3,739,203	5,308,089
Discontinued operations (Note 19)	—	13,934,389

	$81,273,654	$84,057,209

Liabilities and Shareholders’ Equity

Current
Accounts payable and accrued liabilities	$4,885,496	$2,386,507
Deferred revenue	1,089,534	614,051
Current portion of long-term debt (Note 8)	84,862	108,925
Discontinued operations (Note 19)	—	7,140,150

	6,059,892	10,249,633

Long-term debt (Note 8)	167,173	252,093

	6,227,065	10,501,726

Shareholders’ equity
Share capital (Note 10)	97,186,342	105,204,765
Contributed surplus (Note 11)	10,787,651	5,574,057
Warrants (Note 10)	6,542,456	6,542,456
Deficit	(40,266,401)	(42,402,587)
Stock based compensation (Note 10)	847,546	789,792
Cumulative translation adjustment	(51,005)	(2,153,000)

	75,046,589	73,555,483

	$81,273,654	$84,057,209

On behalf of the Board:
(signed)	(signed)
Geoffrey B. Genovese,	John H. Bailey,
Director	Director
The accompanying notes are an integral part of these financial statements

Envoy Communications Group Inc.
Consolidated Statements of Operations
(Expressed in Canadian dollars)

For the years ended September 30	2006	2005	2004

Net revenue (Note 2)	$9,671,504	$19,567,045	$15,837,776

Operating expenses:
Salaries and benefits (Note 10)	10,674,384	14,691,680	12,585,399
General and administrative	3,029,595	2,890,539	2,992,555
Occupancy costs	1,029,385	1,098,509	1,128,598

	14,733,364	18,680,728	16,706,552

Depreciation	799,961	966,282	1,123,097

Investment earnings (Note 3)	(1,016,632)	(2,830,676)	(406,683)

Interest (income) expense and financing costs (Note 9)	24,333	(19,231)	3,586,713

	14,541,026	16,797,103	21,009,680

(Loss) earnings before restructuring expense, income taxes and discontinued operations	(4,869,522)	2,769,942	(5,171,904)

Restructuring expense (Note 14)	(642,897)	—	—

(Loss) earnings before income taxes and discontinued operations	(5,512,419)	2,769,942	(5,171,904)

Income tax recovery (Note 13)	(120,393)	(303,731)	(391,072)

(Loss) earnings from continuing operations	(5,392,026)	3,073,673	(4,780,832)

Gain (loss) on disposal of discontinued operations, net of income taxes (Note 19)	5,721,229	1,799,631	(465,576)

Earnings from discontinued operations, net of income taxes (Note 19)	1,806,983	1,068,386	2,139,604

Net (loss) earnings	$2,136,186	$5,941,690	$(3,106,804)

(Loss) earnings per share (Note 12)
Basic	$0.10	$0.27	$(0.18)
Diluted	$0.10	$0.27	$(0.18)

(Loss) earnings per share – continuing operations
Basic	$(0.27)	$0.14	$(0.28)
Diluted	$(0.27)	$0.14	$(0.28)

Earnings per share – discontinued operations
Basic	$0.37	$0.13	$0.10
Diluted	$0.37	$0.13	$0.10

Weighted average number of common shares outstanding – basic	20,450,230	22,137,757	17,062,152

Weighted average number of common shares outstanding – fully diluted	20,459,736	22,165,754	17,062,152

The accompanying notes are an integral part of these financial statements

Envoy Communications Group Inc.
Consolidated Statements of Deficit
(Expressed in Canadian dollars)

For the years ended September 30	2006	2005	2004

Deficit, beginning of period	$(42,402,587)	$(48,344,277)	$(45,237,473)

Net (loss) earnings	2,136,186	5,941,690	(3,106,804)

Deficit, end of period	$(40,266,401)	$(42,402,587)	$(48,344,277)

The accompanying notes are an integral part of these financial statements

F-5
Envoy Communications Group Inc.
Consolidated Statements of Cash Flows
(Expressed in Canadian dollars)

For the years ended September 30	2006	2005	2004

Cash flows from operating activities:
Net (loss) earnings	$2,136,186	$5,941,690	$(3,106,804)

Items not involving cash:
(Gain) loss on disposal of discontinued operations	(5,721,229)	(1,799,631)	465,576
Income from discontinued operations	(1,806,983)	(1,068,386)	(2,139,604)
Depreciation	799,961	966,282	1,123,097
Amortization of deferred financing charges	—	—	21,110
Convertible debenture accretion	—	—	126,273
Debentures and term notes accretion	—	—	2,426,718
Stock based compensation	57,754	344,150	200,117
Future income taxes (recovery)	906,303	(618,188)	(334,016)
Realized (gains) losses and writedowns on investment portfolio	65,490	(1,633,967)	61,650

Net change in non-cash working capital balances:
Accounts receivable	4,482,082	(1,195,206)	(1,584,572)
Prepaid expenses	(1,266,832)	(129,649)	98,469
Accounts payable and accrued liabilities	2,498,989	855,398	(1,826,249)
Income taxes payable/recoverable	—	—	237,290
Deferred revenue	475,483	(1,437,146)	1,009,213
Long-term restructuring costs	—	—	(337,407)
Other	25,784	(75,449)	(49,980)

Net cash provided by (used in) operating activities	2,652,988	149,898	(3,609,119)

Cash flows from financing activities:
Long-term debt borrowings	—	—	4,500,000
Long-term debt repayments	(108,983)	(279,405)	(5,150,000)
Short-term bank facility repayments	—	—	(6,885,125)
Issuance of common shares, net of share issue costs	25,000	47,917	60,670,009
Share buy back under normal course issuers bid	(2,829,831)	(7,442,910)	(816,549)

Net cash provided by (used in) financing activities	(2,913,814)	(7,674,398)	52,318,335

The accompanying notes are an integral part of these financial statements

Envoy Communications Group Inc.
Consolidated Statements of Cash Flows (continued)
(Expressed in Canadian dollars)

For the years ended September 30	2006	2005	2004

Cash flows from investing activities:
Loans receivable	224,760	33,516	—
Cash outlay on sale of subsidiary	(794,453)	—	—
Purchase of capital assets	(23,320)	(771,531)	(493,685)
Proceeds on sale of subsidiary, net of cash held in escrow	24,300,000	—	—
Investments	(25,326,184)	14,956,214	(46,430,442)

Net cash provided by (used in) investing activities	(1,619,197)	14,218,199	(46,924,127)

Change in cash balance due to foreign exchange	480,322	383,934	670,823

Net change in cash from continuing operations	(1,399,701)	7,077,633	2,455,912

Cash flows from discontinued operations:
Net cash provided by operating activities	4,835,618	1,742,742	755,668
Net cash used in financing activities	(4,614,317)	(1,129,458)	(644,533)
Net cash used in investing activities	(1,376,485)	(7,916,224)	(976,784)
Change in cash balance due to foreign exchange	(552,754)	(208,036)	(691,296)

Net change in cash from discontinued operations	(1,707,938)	(7,510,976)	(1,556,945)

Net change in cash	(3,107,639)	(433,343)	898,967

Cash (bank indebtedness), beginning of year – continued operations	2,324,074	1,479,156	(320,723)
Add: cash, beginning of year for discontinued operations	1,885,846	3,164,107	4,065,020
Less: cash, end of year for discontinued operations	(344,086)	(1,885,846)	(3,164,108)

Cash, end of year	$758,195	$2,324,074	$1,479,156

Supplemental cash flow information:
Interest paid	$24,333	$34,559	$955,513
Income taxes paid	—	—	—

Supplemental disclosure of non-cash transactions:
Conversion of debentures	—	—	$4,200,284

The accompanying notes are an integral part of these financial statements

F-6
Envoy Communications Group Inc.
Notes to Consolidated Financial Statements
For the years ended September 30, 2006, 2005 and 2004
1.	Nature of Business

The Company, continued under the Business Corporations Act (Ontario), operated in the United States, the United Kingdom and Canada during the year, providing consumer and retail branding services. United Kingdom operations have been sold during September 2006. During the year the Company announced the launch of Envoy Capital Group, a merchant banking division.

Basis of Presentation
(a)	The consolidated financial statements have been prepared by management in accordance with generally accepted accounting principles in Canada, which vary in certain significant respects from generally accepted accounting principles in the United States. A description of the significant differences, as applicable to the Company, is included in note 21.

(b)	Certain comparative figures have been reclassified to conform to the financial statement presentation adopted for 2006.

(c)	The comparative figures have been restated as a result of the discontinued operations described in Note 19.
2.	Significant Accounting Policies
(a)	Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries, collectively known as Envoy Communications Group Inc. Intercompany balances and transactions are eliminated on consolidation.

Significant subsidiaries as at September 30, 2006, 2005 and 2004 are as follows:

	2006	2005	2004	Jurisdiction of
Company	% ownership	% ownership	% ownership	incorporation

Watt International Inc.	100	100	100	Ontario
Watt Gilchrist Limited	—	100	100	United Kingdom
John Street Inc.	—	—	100	Ontario
Parker Williams Design Limited	—	65	—	United Kingdom

F-6
Envoy Communications Group Inc.
Notes to Consolidated Financial Statements
For the years ended September 30, 2006, 2005 and 2004
2.	Significant Accounting Policies (continued)
(b)	Use of Estimates

The preparation of financial statements in conformity with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the year. Actual results could differ from those estimates.

(c)	Capital Assets

Capital assets are recorded at cost and are depreciated over their estimated useful lives as follows:

Asset	Basis	Rate

Computer equipment and software	Declining balance	30% — 50%
Furniture and equipment	Declining balance	20%
Leasehold improvements	Straight line	initial term of lease + 1 option period
Equipment under capital leases	Straight line	3 — 5 years

(d)	Revenue Recognition

The Company presents as net revenue its net commission and fee income earned as compensation for its services. Further, the balance sheet reflects the following:
(i)	deferred revenue representing fees billed and collected in advance of such fees being earned;

(ii)	unbilled accounts receivable represents reimbursable pass-through costs; and

(iii)	work in process represents costs incurred on projects for which revenue has not yet been recognized for accounting purposes.
Included in work in process are charges for staff time at standard cost and third party charges. The standard cost rate provides for the recovery of actual labour and overhead costs incurred. The third party charges are for actual costs related to outsourced goods and services for specific projects.

F-6
Envoy Communications Group Inc.
Notes to Consolidated Financial Statements
For the years ended September 30, 2006, 2005 and 2004
2.	Significant Accounting Policies (continued)
Net revenue represents the Company’s compensation for its non-agency services and is recognized only when collection of such net revenue is probable. The Company’s non-agency projects are short-term in nature. Fees earned for non-agency services are recognized either upon the performance of the Company’s services when the Company earns a per-diem fee, or in the case of a fixed fee, when the Company’s services are substantially complete and accepted by the client. Fees earned but not yet billed are included in accounts receivable. Fees billed to clients in excess of fees recognized as net revenue are classified as deferred revenue.

(e)	Goodwill

Goodwill represents the price paid for acquisitions in excess of the fair market value of net tangible and intangible assets acquired. Goodwill is carried at cost, less impairment losses if any.

The Company uses a two-step impairment test on an annual basis, or when significant business changes have occurred that may have had an adverse impact on the fair value of the goodwill. To determine whether impairment has occurred, the fair value of the reporting unit is compared to its carrying amounts, including goodwill. When the fair value is in excess of its carrying amount, the goodwill is not considered to be impaired, and the second step of the impairment test is not necessary.

When the carrying amount of the reporting unit as determined in the first step exceeds the fair value, then the fair value of the goodwill is determined in the same manner as followed on a business combination. An impairment loss is recognized when the carrying amount of the goodwill of a reporting unit exceeds its fair value. It is not reversed in the event that the fair value subsequently increases.

(f)	Intangible assets

The Company uses the provisions of the CICA Handbook section 1581, “Business Combinations” and section 3062, “Goodwill and other intangible assets” to determine the value of intangible assets acquired in an acquisition. In determining the value, the Company considers the expected impact on cash flows of the asset, the inherent uncertainty of estimates, and the time value of money. The intangible assets are amortized over a period considered to represent their useful life. Intangible assets are reviewed each year and if circumstances indicate that the carrying amounts may not be recoverable, a write-down would be charged to operations in the period.

F-6
Envoy Communications Group Inc.
Notes to Consolidated Financial Statements
For the years ended September 30, 2006, 2005 and 2004
2.	Significant Accounting Policies (continued)
(g)	Foreign currency translation

The financial statements of the Company’s foreign subsidiaries, all of which are self-sustaining operations, are translated using the current rate method, whereby the assets and liabilities of such foreign operations are translated at the exchange rate in effect at the balance sheet date. Revenue and expenses are translated at the average exchange rate for the year. Translation gains or losses are deferred and included as a separate component of shareholders’ equity as Cumulative Translation Adjustment.

In respect of the Company and its subsidiaries’ foreign currency transactions, at the transaction date each asset, liability, revenue and expense is translated into the base currency of the unit by the use of the exchange rate in effect at that date. At the year-end date, monetary assets and liabilities are translated into the base currency of the unit by using the exchange rate in effect at that date. The resulting foreign exchange gains and losses are included in earnings in the current year.

(h)	Income taxes

The Company accounts for income taxes using the liability method. Under this method, future income taxes are recognized at the enacted or substantially enacted tax rate expected to be applicable at the date of reversal for all significant temporary differences between the tax and accounting bases of assets and liabilities and for certain tax carryforward items. Future income tax assets are recognized only to the extent that, in the opinion of management, it is more likely than not that the future income tax assets will be realized. Future income tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of the substantive enactment of the change.

(i)	Stock-based compensation

Effective October 1, 2003 the Company adopted the recommendations of The Canadian Institute of Chartered Accountants (“CICA”) handbook section 3870, Stock-Based Compensation and Other Stock-Based Payments. These standards require that direct awards of stock or liabilities incurred, or other compensation arrangements that are based on the price of common stock, be measured at fair value at each reporting date, with the change in fair value reported in the Statement of Operations.

F-6
Envoy Communications Group Inc.
Notes to Consolidated Financial Statements
For the years ended September 30, 2006, 2005 and 2004
2.	Significant Accounting Policies (continued)
(j)	Earnings per share

The Company uses the provisions of “CICA” Handbook section 3500, “Earnings per Share.” Basic earnings per share is computed using the weighted average number of common shares that are outstanding during the year. Diluted earnings per share is computed using the weighted average number of common and potential common shares outstanding during the year. Potential common shares consist of the incremental common shares issuable upon the exercise of stock options and warrants under the treasury stock method and potential shares issuable upon conversion of convertible debt using the if converted method.

(k)	Business combinations

The Company uses the provisions of the CICA Handbook section 1581, “Business Combinations”. All business combinations are accounted for using the purchase method of accounting. The value of shares issued in a business combination are measured using the average share price for a reasonable period before and after the date the terms of the acquisition are agreed to and announced. Intangible assets that meet specific criteria are recognized and reported apart from goodwill.

(l)	Investments

The Company uses the provisions of the CICA Handbook section 3010, “Temporary Investments”, and section 3050 “Long-term investments”. Investments are classified as short term or long term based on management’s intended holding period. Investments are classified as current assets only if capable of reasonably prompt liquidation, and include temporary holdings of marketable securities.

Short term investments are carried at the lower of carrying value and market value of the portfolio at the balance sheet date. Investments are classified as long term assets where management has indicated a long term intended holding period. The long term investments are carried at carrying value and are written down to market price if there has been a decline in value in the portfolio that is not considered to be temporary. Once a write-down has been made of the short term or the long term portfolio, it is not reversed in the event of a subsequent increase in value. For the purposes of calculating a gain or loss on the sale of an investment, the cost of the investment sold is calculated on the basis of the average carrying value.

F-6
Envoy Communications Group Inc.
Notes to Consolidated Financial Statements
For the years ended September 30, 2006, 2005 and 2004
2.	Significant Accounting Policies (continued)
(m)	Impairment of long-lived assets

In accordance with CICA Handbook section 3063, “Impairment of long-lived assets”, an impairment loss is recognized when the carrying amount of an asset held for use exceeds the sum of the undiscounted cash flows expected from its use and eventual disposition. An impairment loss is measured as the amount by which the asset’s carrying amount exceeds its fair value.

(n)	Discontinued operations

Effective October 1, 2004, the Company uses the provisions of the CICA Handbook section 3475, “Disposal of long-lived assets and discontinued operations”. The results of operations of a business that has either been disposed of, or is held for sale, is reported as discontinued operations if the operations and cash flows of the component have been (or will be) eliminated from the Company’s ongoing operations, and the Company will not have any significant continuing involvement in the operations of the component after the disposal transaction. The results of discontinued operations, less applicable taxes are reported as a separate element of income or loss before extraordinary items for both current and prior periods.

F-6
Envoy Communications Group Inc.
Notes to Consolidated Financial Statements
For the years ended September 30, 2006, 2005 and 2004
3.	Investments

	2006	2005

Short term
Cash	$696,013	$1,217,017
Fixed income	4,674,554	1,703,543
Equities	22,280,931	748,935
GIC’s	23,000,000	—
Discount securities	6,716,037	20,896,940

	$57,367,535	$22,113,957

Long term
Real estate (note 7)	$1,001,354	$—
Discount securities	—	8,541,760
Fixed income	—	1,703,543
Equities	—	748,935

	$1,001,354	$10,994,238

Total investments	$58,368,889	$33,108,195

As at September 30, 2006 the portfolio was invested in marketable securities, including discount notes, fixed income securities, GIC’s and common shares. All financial instruments held in the portfolio are traded in active and liquid markets, and the fair market value of the portfolio was determined by using the closing market prices at September 30, 2006 of the individual financial instruments. The specific investments within portfolio will vary depending on market conditions. At September 30, 2006, the discount securities mature within six months at their face value. The fixed income securities are interest bearing, liquid instruments with maturities up to 30 years, and bear interest at rates that average 5.65%.

Included in cash is $685,000 held in trust for an investment transaction that was completed subsequent to year end.

The fair value of the short term and long term investments at September 30, 2006 was $57,609,913 and $1,001,354 (2005 — $22,113,957 and $10,988,369), respectively. The investment portfolio, including interest income on John Street loans and other income, earned $1,016,632 during fiscal 2006 (2005 — $2,830,676 and 2004 — $ 406,683), after deducting fees and expenses.

F-6
Envoy Communications Group Inc.
Notes to Consolidated Financial Statements
For the years ended September 30, 2006, 2005 and 2004
4.	Accounts receivable

	2006	2005

Trade receivables	$2,981,562	$6,348,505
Accrued revenue	463,193	1,478,168
Work in process	1,214,880	1,315,044

	$4,659,635	$9,141,717

5.	Capital assets

		Accumulated	Net book
2006	Cost	depreciation	value

Computer equipment and software	$3,644,508	$3,024,008	$620,500
Furniture and equipment	471,909	433,945	37,964
Leasehold improvements	3,636,285	2,260,912	1,375,373
Equipment under capital leases	968,330	944,625	23,705

	$8,721,032	$6,663,490	$2,057,542

		Accumulated	Net book
2005	Cost	depreciation	value

Computer equipment and software	$3,612,108	$2,650,652	$961,456
Furniture and equipment	499,715	423,360	76,355
Leasehold improvements	3,625,725	1,868,259	1,757,466
Equipment under capital leases	963,519	924,613	38,906

	$8,701,067	$5,866,884	$2,834,183

6.	Acquisition of subsidiaries

On February 28, 2005, the Company through its subsidiary ECG Holdings (UK) Limited (“ECGH”), acquired 65% of the outstanding shares of Parker Williams Design Limited (“Parker Williams”), a London, UK based packaging design and brand specialist company. The purchase price of £1,818,000, equivalent to $4,324,113, was paid in cash on completion. The remaining 35% of the Parker Williams shares (“Management Shares”) continued to be held by senior management of Parker Williams (“Management Shareholders”), subject to certain options described below.

F-6
Envoy Communications Group Inc.
Notes to Consolidated Financial Statements
For the years ended September 30, 2006, 2005 and 2004
6.	Acquisition of subsidiaries (continued)

ECGH had the option to acquire from the Management Shareholders and the Management Shareholders had the option to require ECGH to purchase from them, at various stages over a period of 4 years following completion, the Management Shares for a purchase price based on the profitability of Parker Williams for certain defined periods following completion.

The acquisition was accounted for using the purchase method of accounting. The fair value of the net assets acquired was £128,961 ($306,733) consisting of working capital and capital assets. The resulting excess purchase price, including acquisition expenses, over the fair value of the net assets acquired of £1,884,894 ($4,152,369) was allocated to goodwill and an amount of £139,000 ($330,849) was allocated to intangible assets consisting of customer relationships and non-compete agreements.

In March 2006, the Company, through its subsidiary ECGH, acquired an additional 5% of the shares of Parker Williams from two former employees as per the terms and conditions of the sale and purchase agreement for £52,679 ($104,758).

The additional acquisition in March 2006 was accounted for using the purchase method of accounting. The fair value of the net assets acquired was £34,955 ($69,511) consisting of working capital and capital assets, resulting in goodwill of £17,724 ($35,247).

In June 2006, Envoy increased its ownership in Parker Williams to approximately 80% by acquiring, through its subsidiary ECGH, approximately 10% of the shares from three shareholder managers as per the terms and conditions of the sale and purchase agreement for £166,833 ($341,174) and in addition a one time performance based payout cost estimated to be £223,635 ($474,106).

The June 2006 acquisition was accounted for using the purchase method of accounting. The fair value of the net assets acquired was £62,918 ($128,668) consisting of working capital and capital assets, resulting in goodwill of £327,550 ($686,612).

On September 15, 2006 Envoy sold its wholly owned subsidiary ECG Holdings (UK) Limited and related assets and business operations. See note 19 Discontinued operations.

F-6
Envoy Communications Group Inc.
Notes to Consolidated Financial Statements
For the years ended September 30, 2006, 2005 and 2004
6.	Acquisition of subsidiaries (continued)

Parker Williams acquisition in Canadian Dollars

			Additional
	Original	Additional	Acquisition
	Acquisition	Acquisition	(approx.
Assets acquired and liabilities assumed:	(65%)	(5%)	10%)

Total assets	$1,796,438	$2,489,308	$2,313,451
Total liabilities	(1,324,541)	(1,099,084)	(1,169,003)
Previously owned	—	(903,646)	(801,113)
Minority interest	(165,164)	(417,067)	(214,667)

Net assets acquired	306,733	69,511	128,668

Intangible assets	330,849	—	—

Goodwill	4,152,369	35,247	686,612

Purchase price including costs	$4,789,951	$104,758	$815,280

7.	Related party transactions

During the year one of the Company directors charged the Company $230,785 (2005 — $57,500; 2004 — $266,100) for legal services.

During the year the Company invested $125,000 in Matiadeka Ventures Inc., a Capital Pool Company (“CPC”), which filed a preliminary prospectus on September 18, 2006 to complete an Initial Public Offering (“IPO”) in Ontario. This transaction is deemed to be a related party transaction by virtue of certain directors and officers of the Company being shareholders in the CPC. Upon completion of the IPO, the Company will own 9.30% and, as a group with the directors and officers, it will own 16.29% of the CPC.

F-6
Envoy Communications Group Inc.
Notes to Consolidated Financial Statements
For the years ended September 30, 2006, 2005 and 2004
7.	Related party transactions (continued)

In April 2006, ECG Properties Inc. (“ECGP”), a newly created wholly-owned subsidiary of the Company, entered into an agreement with an officer of the Company to jointly purchase three investment properties located on Queen Street West in Toronto. The agreement provides that the costs of acquisition, including legal fees, disbursements and land transfer taxes, be funded equally by both parties. It is anticipated that within 12 months from the acquisition the properties will be severed and separate legal ownership established. The total costs of acquisition, surveying and consulting related to all properties is estimated to be $3,000,000, with Envoy’s share expected to be $1,500,000. The expenses are initially funded by ECGP and then reimbursed by the related party within 10 days of demand. As of September 30, 2006, ECGP had net expenditures of $1,001,354, including a receivable from the related party of $56,221. Subsequent to the year end, the agreement was terminated and the Company purchased the related parties interest in the properties for a cash payment of $945,133 net of a loan receivable of $56,221.

In March 2006, the Company, through its subsidiary ECGH, acquired an additional 5% of the shares of Parker Williams from two former employees as per the terms and conditions of the sale and purchase agreement for £52,679 ($104,758).

In June 2006, Envoy increased its ownership in Parker Williams to approximately 80% by acquiring, through its subsidiary ECGH, approximately 10% of the shares from three shareholder managers as per the terms and conditions of the sale and purchase agreement for £166,833 ($341,174) and in addition a one time performance based payout cost estimated to be £223,635 ($474,106). Performance based consideration payment is due on June 30, 2008. The group of three shareholder managers will continue to own collectively approximately 20% of Parker Williams. Effective September 15, 2006 Envoy sold its wholly owned UK subsidiary ECGH and related UK business Parker Williams and Gilchrist. See note 19 Discontinued Operations and Note 6 Acquisition of Subsidiaries.

F-6
Envoy Communications Group Inc.
Notes to Consolidated Financial Statements
For the years ended September 30, 2006, 2005 and 2004
7.	Related party transactions (continued)

At September 30, 2004, Envoy purchased from the executive officers of John Street Inc. the 30% of the shares of John Street Inc. which it did not already own. Effective June 30, 2005, Envoy completed the sale of the shares of its John Street Inc. subsidiary (“John Street”) and related assets to the management of John Street for a gross sale price of $1,500,000. The purchase price for the shares was $1,200,000 and for the related assets was $300,000. The sale transaction produced a net gain of $1,801,507. As at June 30, 2005, John Street was also indebted to Envoy in the amount of $675,000. These loans are payable over a period of 5 years and, except for interest free periods totalling 12 months, carry interest at the rate of 8% per annum. The repayment of these loans requires quarterly payments totalling $100,501 to be made by June 30, 2006, followed by 48 monthly payments of $41,145 beginning July 31, 2006. These loans are secured against 100% of the common shares in the capital of John Street and security interest in the assets. At September 30, 2006, the amount of these loans receivable was $1,850,725 of which $492,923 was current and $1,357,802 was long term.

During fiscal 2004, certain executives of the Company loaned the Company an amount of $100,000, and a relative of a director loaned the Company an amount of $150,000. These debentures bore an interest rate of 10% per annum, and included warrants to purchase a total of 125,000 shares at $0.15 per share. During fiscal 2004, these debentures were repaid.

At January 1, 2004, the Company sold the operations of Communique Incentives Inc. to an executive of the subsidiary (see Note 19).

Related party transactions are recorded at the exchange amount, being the amount agreed to by the related parties.

8.	Long-term debt

	2006	2005

Loan payable to landlord, 3.5% per annum, due July 1, 2009, repayable in blended monthly instalments of $7,666	$252,035	$324,341
Due between January 2005 and January 2006	—	36,677

	252,035	361,018

Less current portion	84,862	108,925

	$167,173	$252,093

F-6
Envoy Communications Group Inc.
Notes to Consolidated Financial Statements
For the years ended September 30, 2006, 2005 and 2004
9.	Interest expense and financing (income) costs

Interest expense and financing (income) costs during the year arose from the following:

	2006	2005	2004

Cash interest paid (earned) on credit facility, landlord loans, capital leases and bank balances	$24,333	$(19,231)	$392,902
Financing fees on credit facility	—	—	100,451
Negotiation fee for early repayment of debt	—	—	435,000
Cash interest paid on convertible debentures and amortization of debenture issue costs	—	—	105,369

	24,333	(19,231)	1,033,722

Accreted interest imputed on warrants and debentures	—	—	2,552,991

Total interest expense and financing (income) costs	$24,333	$(19,231)	$3,586,713

Envoy assigned a value to the bank warrants using the Black-Scholes option pricing model, based on an analysis of the warrant exercise price, time to expiry and the volatility of the price of Envoy’s common shares. The Black-Scholes option pricing model indicated that the value of the bank warrants was $2,426,719. The loans made by the holders of the secured debentures and the unsecured term notes were repaid during the second quarter of fiscal 2004 and, as a result, the remaining unamortized value assigned to the bank warrants was charged to interest expense in the second quarter of fiscal 2004.

10.	Share capital
(a)	Authorized:

40,000,000 common shares without par value (2006 — 40,000,000; 2005 — 40,000,000)

At a special meeting of shareholders held on January 8, 2004, the shareholders approved an amendment to the articles of the Company to increase its authorized share capital from 10,000,000 common shares to 40,000,000 common shares.

F-6
Envoy Communications Group Inc.
Notes to Consolidated Financial Statements
For the years ended September 30, 2006, 2005 and 2004
10.	Share capital (continued)
Issued:

	2006		2005		2004
	Number		Number		Number
	of shares	Amount	of shares	Amount	of shares	Amount

Balance, beginning of year	21,007,517	$105,204,765	23,416,600	$117,447,261	6,209,406	$55,988,817

Common shares issued pursuant to:

Conversion of convertible debentures (Note 10)	—	—	—	—	5,853,333	4,841,439

Stock options exercised	20,000	25,000	38,334	47,917	115,667	224,852

Conversion of warrants (Note 9)	—	—	—	—	460,000	2,771,719
Public Offering (b)	—	—	—	—	11,052,634	55,016,831
Repurchase of shares pursuant to share issuer bid (c)	(1,606,102)	(8,043,423)	(2,447,417)	(12,290,413)	(274,440)	(1,396,397)

Balance, end of year	19,421,415	$97,186,342	21,007,517	$105,204,765	23,416,600	$117,447,261

On January 15, 2005, the Company’s board of directors approved the consolidation of the common shares (a reverse stock split) on the basis of 1 for 5. On January 21, 2005 the Company filed Articles of Amendment consolidating its common shares on the basis of 1 new common share for every 5 common shares outstanding. The effective date for post consolidation trading of the shares was February 10, 2005. Amounts shown for shares and earnings per share figures for all periods presented have been adjusted to give effect to the share consolidation.

(b)	Public Offering

Through a public offering, on February 20, 2004, Envoy issued 5,263,160 units (the “First Units”) at $6.65 per First Unit, each First Unit consisting of one common share and one-half of one transferable common share purchase warrant. Each whole warrant entitles the holder to purchase one common share at a price of $9.00 per common share for a period ending February 20, 2009.

On March 3, 2004, pursuant to the exercise of the over-allotment option issued in connection with Envoy’s offering of the First Units, Envoy issued an additional 789,474 First Units. The total number of First Units issued by Envoy to the public was 6,052,634, with total gross proceeds of $40,250,016. Part of the proceeds were used to retire substantially all outstanding loan indebtedness. The balance of the funds will be used for general corporate purposes and potential acquisition and investment opportunities.

F-6
Envoy Communications Group Inc.
Notes to Consolidated Financial Statements
For the years ended September 30, 2006, 2005 and 2004
10.	Share capital (continued)
Through a second public offering, on May 12, 2004, Envoy issued 5,000,000 units (the “Second Units”) at $5.25 per Second Unit, each Second Unit consisting of one common share and one-half of one transferable common share purchase warrant. Each whole warrant entitles the holder to purchase one common share at a price of $9.00 per common share for a period ending February 20, 2009. The total gross proceeds from the offering was $26,250,000. The net proceeds of the Second Unit offering will be used for general corporate purposes and potential acquisition and investment opportunities that the Company determines have potential to create value for Envoy shareholders that either complement, or provide an opportunity to diversify the current business of Envoy.
The value assigned to these warrants was determined by deducting the $4,695,205 of expense associated with the public offerings and the $245,524 assigned to the options provided to the underwriter as indicated below, from the gross proceeds, to derive the net proceeds. Using the ratio of the amounts that had been assigned to the warrants and the common shares, as indicated in the short form prospectus for each public offering, a value of $6,542,456 for the warrants was determined.
At a meeting held on June 25, 2004, the holders of the warrants (the “First Warrantholders”) issued pursuant to the warrant indenture (the “First Warrant Indenture”) between Envoy and Computershare Trust Company of Canada (“Computershare”) dated February 20, 2004, approved the replacement of the warrant indenture (the “Second Warrant Indenture”) between Envoy and Computershare dated May 12, 2004 by the First Warrant Indenture as the instrument governing the terms of the warrants issued pursuant to the Second Warrant Indenture.
As part of the compensation for the public offering, the Company granted the underwriter a total of 375,000 options at an exercise price of $5.25 per share. These options vested immediately, and expired without being exercised on May 5, 2005.
(c)	Repurchase of shares
Pursuant to the terms of a normal course issuer bid which began on August 26, 2005 and ended on August 25, 2006, the Company was authorized to repurchase and cancel up to 10% of the public float of the shares. Under this normal course issuer bid, up to August 25, 2006, the Company had repurchased and cancelled 2,013,182 common shares for cash consideration of $3,934,414. During fiscal 2006, under this normal course issuer bid, the Company repurchased and cancelled 1,606,102 common shares for cash Consideration of $2,829,831.

F-6
Envoy Communications Group Inc.
Notes to Consolidated Financial Statements
For the years ended September 30, 2006, 2005 and 2004
10.	Share capital (continued)
Pursuant to the terms of a normal course issuer bid which began on August 26, 2004 and ended on August 25, 2005, the Company was authorized to repurchase and cancel up to 10% of the public float of the shares. During fiscal 2005, under this normal course issuer bid, the Company repurchased and cancelled 2,040,337 common shares for cash Consideration of $6,342,681.
During fiscal 2004 the Company repurchased and cancelled 274,440 common shares for cash consideration of $816,549 under this normal course issuer bid.
(d)	Stock option plan
The Company has reserved 800,000 common shares under its stock option. Under the plan, the options are exercisable for one common share and the exercise price of the option must equal the market price of the underlying share at the grant date.
The options have vesting periods ranging from the date of grant up to five years. Once vested, options are exercisable at any time until expiry. Expiry dates range between 2006 and 2009. All amounts shown for options are stated after giving effect to the share consolidation described in (a).
There were no options granted during fiscal 2006 and 2005.
On May 25, 2004 the Company granted certain employees and directors a total of 375,000 options at the exercise price of $4.00 per share. These options vest over periods ranging from one to three years, and expire on May 24, 2009.
The estimated fair value of the options granted during fiscal 2004, using the Black-Scholes option pricing model, was $864,533 of which $57,754 was expensed in the financial statements in fiscal 2006 and $344,151 was expensed in fiscal 2005. Of the remaining option value, $16,987 will be expensed over the period ending May 2007, and $245,524 has been included as part of stock based compensation in Shareholders’ Equity.

F-6
Envoy Communications Group Inc.
Notes to Consolidated Financial Statements
For the years ended September 30, 2006, 2005 and 2004
10.	Share capital (continued)
(e)	Stock option details
The fair value of each option granted was estimated on the date of the grant using the Black-Scholes fair value option pricing model with the following assumptions:

	2006	2005	2004

Risk-free interest rate	n/a	n/a	3.1% - 4.0%

Volatility factor of the future expected market price of the Company’s common shares	n/a	n/a	54%
Weighted average expected life of the options	n/a	n/a	1.85 years

Expected dividends	n/a	n/a	Nil

F-6
Envoy Communications Group Inc.
Notes to Consolidated Financial Statements
For the years ended September 30, 2006, 2005 and 2004
10.	Share capital (continued)
Details of the options, after giving effect to the share consolidation described in (a), are as follows:

		Weighted
		average
		exercise
	Number	price per
	of options	share

Options outstanding, September 30, 2003	348,283	$6.35
Options granted	375,000	4.00
Options exercised	(115,667)	1.75
Options cancelled	(21,666)	15.10

Options outstanding, September 30, 2004	585,950	5.45
Options granted	—	—
Options exercised	(38,334)	1.25
Options cancelled	(145,666)	10.26

Options outstanding, September 30, 2005	401,950	4.10
Options granted	—	—
Options exercised	(20,000)	1.25
Options cancelled	(88,400)	5.71

Options outstanding, September 30, 2006	293,550	$3.81

Number of options exercisable

Options exercisable, September 30, 2006	211,883	$3.72

Options exercisable, September 30, 2005	295,283	$4.29

Options exercisable, September 30, 2004	132,617	$12.00

F-6
Envoy Communications Group Inc.
Notes to Consolidated Financial Statements
For the years ended September 30, 2006, 2005 and 2004
10. Share capital (continued)
The range of exercise prices for options outstanding and exercisable options at September 30, 2006 are as follows:

	Number	Weighted Average	Number
Exercise Price	Outstanding	Contractual Life	Exercisable
$ 1.25	30,000	1.07	30,000
$ 3.05	15,000	0.66	15,000
$ 4.00	245,000	2.65	163,333
$15.25	3,550	0.84	3,550

	293,550		211,883

11. Contributed Surplus
During fiscal 2006, pursuant to the normal course issuer bid described in Note 10(c), the Company repurchased and cancelled 1,606,102 common shares at an average price of $1.76 per common share for total cash consideration of $2,829,831 including related expenses. As the average price paid was less than the average per share value of the outstanding common shares, $5,213,594 was recorded in contributed surplus as a gain on redemption of shares.
During fiscal 2005, pursuant to the normal course issuer bid described in Note 10(c), the Company repurchased and cancelled 2,447,417 common shares at an average price of $3.04 per common share for total cash consideration of $7,442,910 including related expenses. As the average price paid was less than the average per share value of the outstanding common shares, $4,847,503 was recorded in contributed surplus as a gain on redemption of shares.
During fiscal 2004, pursuant to the normal course issuer bid described in Note 10(c), the Company repurchased and cancelled 274,440 common shares at an average price of $2.90 per common share for total cash consideration of $816,549 including related expenses. As the average price paid was less than the average per share value of the outstanding common shares, $579,848 was recorded in contributed surplus as a gain on redemption of shares.

F-6
Envoy Communications Group Inc.
Notes to Consolidated Financial Statements
For the years ended September 30, 2006, 2005 and 2004
12.	Earnings per Share
The following table sets forth the computation of basic and diluted earnings (loss) per share:

	2006	2005	2004

Numerator for basic EPS calculation:
Net earnings (loss)	$2,136,186	$5,941,690	$(3,106,804)

Denominator:
Denominator for basic net earnings (loss) per share - weighted average shares outstanding (as adjusted for share consolidation (Note 10(a))	20,450,230	22,137,757	17,062,152

Effect of dilutive potential common shares issuable:
- under stock options	9,506	27,997	—

Denominator for diluted net earnings (loss) per share	20,459,736	22,165,754	17,062,152

As the Company experienced a loss for the year ended September 30, 2004, all potential common shares outstanding from dilutive securities are considered anti-dilutive and are excluded from the calculation of loss per share for that year.
Details of anti-dilutive potential securities outstanding not included in diluted EPS calculations at September 30 are as follows:

Anti-dilutive potential securities	2006	2005	2004

Common shares potentially issuable:
- pursuant to warrants	5,526,317	5,131,850	5,526,317
- under stock options	263,550	351,950	960,950

	5,789,867	5,483,800	6,487,267

F-6
Envoy Communications Group Inc.
Notes to Consolidated Financial Statements
For the years ended September 30, 2006, 2005 and 2004
13.	Income taxes
Income tax expense (recovery) for the years ended September 30, 2006, 2005 and 2004 consists of:

	2006	2005	2004

Current	$(1,026,696)	$314,457	$(57,440)
Future	906,303	(618,188)	(333,632)

	$(120,393)	$(303,731)	$(391,072)

The income tax expense (recovery) attributable to income (loss) differs from the amounts computed by applying the Canadian statutory rates of 36.12% (2005 — 36.12%; 2004 — 36.12%) to the (loss) earnings before income taxes and discontinued operations as a result of the following:

	2006		2005		2004

Income tax expense (recovery) at statutory rates	$(1,991,086)	(36.1%)	$1,000,503	36.1%	$(1,868,092)	(36.1%)

Increase (decrease) in income taxes resulting from:
Expenses (revenue) deducted (included) in the accounts that have no corresponding deduction (inclusion) for income taxes	127,012	2.3%	139,889	5.1%	303,285	5.9%
Change in valuation allowance	1,820,581	33.0%	(2,042,816)	(73.8%)	1,044,524	20.2%

Other	(76,900)	(1.4%)	598,693	21.6%	129,211	2.4%

	$(120,393)	(2.2%)	$(303,731)	(11.0%)	$(391,072)	(7.6%)

F-6
Envoy Communications Group Inc.
Notes to Consolidated Financial Statements
For the years ended September 30, 2006, 2005 and 2004
13.	Income taxes (continued)
The tax effects of temporary differences that give rise to significant portions of the future tax assets and liabilities at September 30, 2006 and 2005 are presented below:

	2006	2005

Future tax assets:
Capital assets	$980,566	$1,024,064
Share issuance costs	886,462	1,329,694
Non-capital losses expiring by 2016	7,018,783	5,632,312
Other	10,705	47,031

	8,896,516	8,033,101
Less valuation allowance	4,193,346	2,372,765

Net future tax assets	4,703,170	5,660,336

Future tax liabilities:
Goodwill	—	50,863

Total net future tax assets	4,703,170	5,609,473

Less current portion	963,967	301,384

	$3,739,203	$5,308,089

At September 30, 2006, the Company has non-capital losses of approximately $19,400,000 available to reduce future years’ taxable income, which expire as follows:

2008	$1,900,000
2009	3,400,000
2010	6,100,000
2014	2,700,000
2015	1,600,000
2016	3,700,000

$19,400,000

F-6
Envoy Communications Group Inc.
Notes to Consolidated Financial Statements
For the years ended September 30, 2006, 2005 and 2004
13.	Income taxes (continued)

The Company has realized and unrealized net capital losses of approximately $1,671,000 and $216,000, respectively, available for carry forward to be applied against future taxable gains for Canadian tax purposes. The losses are available for carry forward indefinitely.

The Company has capital losses of approximately $7,400,000 for United States income tax purposes available for carry forward to be applied against future capital gains expiring in 2008.

No provision has been made in the financial statements with respect to any potential future income tax assets which may be associated with these capital losses.
14.	Restructuring costs

In response to a number of economic uncertainties, competitive challenges and business risks that will impact client spending commitments of its operating subsidiaries, in November 2005, the Company announced that its Board of Directors had approved the immediate implementation of a restructuring plan. Management believes that, by implementing this restructuring plan, Envoy will be better positioned to remain profitable, if its clients’ historical spending patterns do not materilize in the short term. The restructuring involved the downsizing of its subsidiaries workforce, and writing off redundant capital assets. Accordingly, the Company recorded a restructuring provision of $1.9 million in the first quarter of fiscal 2006, which included $1.1 million for North American operations and $0.8 million for UK operations. Termination costs related to 73 employees, of which 44 employee terminations were in North America and 29 in the United Kingdom and Continental Europe.

During the year restructuring plan was completed and in the fourth quarter approximately $450,000 of the restructuring provision was reversed bringing the total North America restructuring actual costs to $642,897. The restructuring costs relating to the UK operations have been included in discontinued operations.

During fiscal 2004, negotiations were held with the landlord in New York City due to abandonment of leased office space resulted in the Company discharging the ongoing payments to the landlord with a lump sum payment.

F-6
Envoy Communications Group Inc.
Notes to Consolidated Financial Statements
For the years ended September 30, 2006, 2005 and 2004
14.	Restructuring costs (continued)

Total restructuring costs accrued at September 30 are classified as:

	2006	2005	2004

Accounts payable and accrued liabilities	$19,456	$15,620	$28,471

15.	Commitments and contingencies
(a)	The Company has entered into operating lease agreements for office premises and equipment with minimum annual lease payments over the next four years to expiry are as follows:

2007	$839,782
2008	824,092
2009	736,008
2010	223,176

$2,623,058

Rent expense under operating leases for the year ended September 30, 2006 amounted to $663,013 (2005 — $697,875; 2004 — $626,490).

(b)	In the ordinary course of business, the Company and its subsidiaries have legal proceedings brought against them. Management does not expect the outcome of these proceedings, in aggregate, to have a material adverse effect on the Company’s consolidated financial position or results of operations.
16.	Financial instruments

The estimated fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than a forced or liquidation sale. These estimates, although based on the relevant market information about the financial instrument, are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

F-6
Envoy Communications Group Inc.
Notes to Consolidated Financial Statements
For the years ended September 30, 2006, 2005 and 2004
16. Financial instruments (continued)
(a)	The carrying values and estimated fair values of the Company’s financial instruments are as follows:
(i)	The carrying amounts of cash, accounts receivable, accounts payable and accrued liabilities and promissory notes approximate their fair values due to the short-term nature of these instruments.

As at September 30, 2006, the carrying value of the loans payable to landlords was $252,035 (2005 — $324,341) and related fair value was $231,082 (2005 — $286,681).

As at September 30, 2006, the carrying value of the loans receivable from John Street Inc. approximates fair value of $1,850,625 (2005 — $1,810,403).

Unless otherwise noted, the carrying value of other financial instruments approximates their fair value.

(ii)	The carrying amounts and fair value of short term investments and long term investments are detailed in Note 3.
(b)	Risk management activities:
(i)	Currency risk:

The Company is subject to currency risk through its activities in the United States. Changes in the exchange rate affect the operating results of the Company. The Company does not actively use derivative instruments to reduce its exposure to foreign currency risk. However, dependent on the nature, amount and timing of foreign currency receipts and payments, the Company may from time to time enter into foreign currency contracts to mitigate the associated risks. As at September 30, 2006, there were no foreign currency contracts outstanding.

(ii)	Credit risk:

The Company manages its credit risk with respect to accounts receivable by acting as an agent for its customers, by dealing primarily with large creditworthy customers and by billing whenever possible in advance of rendering services. As at September 30, 2006, one customer represented 21% of accounts receivable (2005 — one customer represented 18% of accounts receivable).

F-6
Envoy Communications Group Inc.
Notes to Consolidated Financial Statements
For the years ended September 30, 2006, 2005 and 2004
17.	Segmented information

With the sale of its UK assets, the Company’s operations are restricted to one primary geographical area, North America. During fiscal 2006 the Company derived 43% of its net revenues from three customers. During fiscal 2005 the Company derived 67% of its net revenues from three customers. During fiscal 2004 the Company derived 67% of its net revenues from two customers. Net revenue by type of service and by customer location are as follows:

	2006	2005	2004

Net revenue:
Consumer and retail branding	$9,671,504	$19,567,045	$15,837,776

	2006	2005	2004

Net revenue:
Canada	$4,991,114	$5,751,537	$2,075,091
USA/South America	3,534,355	13,483,041	13,242,459
Middle East/Asia	1,146,035	332,467	520,226

	$9,671,504	$19,567,045	$15,837,776

18.	Subsequent events

On September 15, 2006 the Company announced its intention to repurchase up to eight million common shares under a substantial issuer bid in the form of a modified “Dutch Auction” at a cash price of not more than $2.50 and not less than $2.25 per share. Subsequent to the announcement, the offer was modified to repurchase up to seven million shares at cash of not more than $2.70 US and not less than $2.55 US per share. The information circular and related documents to modify “Dutch Auction” tender offer was mailed to shareholders on November 20, 2006. On December 14, 2006, the Company announced that it would increase the offer to purchase maximum number of common shares from seven million to eight and a half million. In this last announcement, the expiry date of the tender offer was also extended from December 27, 2006 to December 29, 2006. Notice of variation and extension of offer to purchase for cash was mailed to shareholders on December 14, 2006.

F-6
Envoy Communications Group Inc.
Notes to Consolidated Financial Statements
For the years ended September 30, 2006, 2005 and 2004
19.	Discontinued operations

Through its wholly owned subsidiary ECG Holdings (UK) Limited the Company provides brand strategy, package design, brand management, pre-press, film services in UK and Europe. During the year, Envoy’s management decided to sell ECG (UK) in order to re-deploy the capital in its Merchant Banking business.

Effective September 15, 2006, Envoy completed the sale of shares of its wholly owned subsidiary, ECG (UK) and related business and all the assets of Watt Gilchrist Limited and Parker Williams Design Limited. The sale price was $27,000,000 paid in cash. Pursuant to the terms and conditions of sale purchase agreement $2,700,000 is being held in escrow to secure potential third party claims. The escrowed funds less the amount of any third party claim will be released to Envoy on the first anniversary date of the transaction, September 15, 2007.

ECG Holdings (UK) Limited and related companies
Fiscal year:	2006	2005	2004

Net revenue	$21,432,172	$23,589,979	$21,126,182

Operating expenses	17,460,973	20,205,104	17,262,084
Interest income	(60,327)	(62,248)	(40,358)
Depreciation	1,294,822	1,720,920	1,262,480
Income tax expense	582,122	509,885	541,496

Earnings from discontinued operations (excluding gain on sale)	2,154,582	1,216,318	2,100,480

Minority interest	347,599	149,808	—

Gain on sale of discontinued operations	5,721,229	—	—

Earnings from discontinued operations	$7,528,212	$1,066,510	$2,100,480

Effective June 30, 2005, Envoy completed the sale of the shares of its John Street Inc. subsidiary (“John Street”) and related assets to the management of John Street. The purchase price for the shares was $1,200,000 and for the related capital assets was $300,000. John Street was also indebted to Envoy in the amount of $675,000. These loans are payable over a period of 5 years and, except for interest free periods totalling 12 months, carry interest at the rate of 8% per annum. Prior to its sale, John Street was reported primarily as part of Canadian net revenue in the marketing segment.

F-6
Envoy Communications Group Inc.
Notes to Consolidated Financial Statements
For the years ended September 30, 2006, 2005 and 2004
19. Discontinued operations (continued)

John Street Inc.
Fiscal year:	2006	2005	2004

Net revenue	$—	$3,151,083	$3,838,833

Operating expenses	—	3,047,312	3,757,571
Interest expense	—	50,625	—
Depreciation	—	49,132	42,572
Income tax expense	—	2,138	—

Earnings from discontinued operations (excluding gain on sale)	—	1,876	38,690

Gain on sale of discontinued operations	—	1,799,631	—

Earnings from discontinued operations	$—	$1,801,507	$38,690

Effective January 1, 2004, Envoy sold all the shares of its corporate event and corporate travel business, Communique Incentives Inc. (“Communique”), after conducting a review of its ongoing viability, future prospects and cash requirements. This business was sold for a nominal consideration. Prior to its sale, Communique was reported as part of Canadian net revenue in the marketing segment.

Communique Incentives Inc.
Fiscal year:	2006	2005	2004

Net revenue	$—	$—	$398,114

Operating expenses	—	—	389,394
Depreciation	—	—	2,237
Amortization of intangible asset	—	—	6,049
Income tax expense	—	—	—

Earnings from discontinued operations-		—	434

Loss on sale of discontinued operations	—	—	(465,576)

(Loss) from discontinued operations	$—	$—	$(465,142)

Total earnings from discontinued ops.	$7,528,212	$2,868,017	$1,674,028

F-6
Envoy Communications Group Inc.
Notes to Consolidated Financial Statements
For the years ended September 30, 2006, 2005 and 2004
20.	Variable Interest Entities

The Canadian Institute of Chartered Accountants Accounting Guideline 15 requires Envoy to identify Variable Interest Entities (“VIE’s”) in which it has an interest, determine whether it is the primary beneficiary of such entities and, if so, consolidate them. The primary beneficiary is an entity that absorbs the majority of the VIE’s expected losses or receives a majority of the VIE’s expected residual returns or both.

The VIE in which Envoy held an interest was John Street Inc. John Street Inc. was a subsidiary of Envoy since June 2002 but was sold to the management group of John Street Inc. in June 2005. The historical and ongoing relationship with John Street as well as certain financial information pertaining to John Street while owned by Envoy is described in more detail in Notes 7 and 19. As at September 30, 2006 Envoy was not considered the primary beneficiary of John Street and has no exposure to loss as a result of its involvement in John Street in its capacity as a creditor. Accordingly, Envoy did not consolidate John Street.

F-6
Envoy Communications Group Inc.
Notes to Consolidated Financial Statements
For the years ended September 30, 2006, 2005 and 2004
21.	Reconciliation to United States generally accepted accounting principles

These consolidated financial statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) as applied in Canada. Set out below are the material adjustments to net earnings (loss) for the years ended September 30, 2006, 2005 and 2004 required to conform to US GAAP.

	2006	2005	2004

Net earnings (loss) based on Canadian GAAP	$2,136,186	$5,941,690	$(3,106,804)
Stock-based compensation (a)	—	344,151	200,117
Convertible debentures (b)	—	—	(664,516)
Cash held in escrow (c)	(2,700,000)	—	—

Net earnings (loss) based on U.S. GAAP	$(563,814)	$6,285,841	$(3,571,203)

Net earnings (loss) from continuing operations	$(5,392,026)	$3,417,824	$(5,245,231)
Net earnings (loss) from discontinued operations (Notes 19 and 21(c))	$4,828,212	$2,868,017	$1,674,028

The following table sets forth the computation of basic and diluted earnings (loss) per share:

	2006	2005	2004

Net earnings (loss) per share:
Basic	$(0.03)	$0.28	$(0.21)
Diluted	(0.03)	0.28	(0.21)

Net earnings (loss) per share from continuing operations:
Basic	$(0.27)	$0.15	$(0.31)
Diluted	(0.27)	0.15	(0.31)

Net earnings (loss) per share from discontinued operations:
Basic	$0.24	$0.13	$0.10
Diluted	0.24	0.13	0.10

F-6
Envoy Communications Group Inc.
Notes to Consolidated Financial Statements
For the years ended September 30, 2006, 2005 and 2004
21. Reconciliation to United States generally accepted accounting principles (continued)
The calculation of diluted earnings (loss) per share used income from continuing operations as the “control number” in determining whether potential common shares are dilutive or antidilutive. Since each of fiscal 2006 and 2004 experienced a loss from continuing operations, all potential common shares outstanding from dilutive securities are considered antidilutive and are excluded from the calculation of diluted loss per share for those years.

The following adjustments are required in order to conform shareholders’ equity based on Canadian GAAP to shareholders’ equity based on U.S. GAAP:

	2006	2005

Shareholders’ equity based on Canadian GAAP	$75,046,589	$73,555,483
Accumulated other comprehensive income (loss) (d)	242,378	(5,859)
Cash held in escrow (c)	(2,700,000)	—

Shareholders’ equity based on U.S. GAAP	$72,588,967	$73,549,624

Summary of accounting policy differences:

The areas of material difference between Canadian and U.S. GAAP and their impact on the consolidated financial statements of the Company are set out below:
(a)	Stock-based compensation disclosures:

For fiscal 2006, the Company adopted SFAS 123(R) which requires that all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair value. The Company applied this using the modified prospective method. For fiscal 2005 and prior years, the Company measured compensation expense relating to employee stock option plans for U.S. GAAP purposes using the intrinsic value method specified by APB Opinion No. 25.

In the Company’s circumstances APB No. 25 was not materially different from compensation expense as determined under Canadian GAAP for fiscal 2003 and prior years. For fiscal 2005 and 2004, the Company adopted the new provisions of the CICA handbook as described in Note 2(i) which requires a fair value method of accounting for stock-based compensation. Under these provisions the expense for stock-based compensation under Canadian GAAP for fiscal 2005 is $344,151 greater than under US GAAP and for fiscal 2004 is $200,117 greater than under US GAAP.

F-6
Envoy Communications Group Inc.
Notes to Consolidated Financial Statements
For the years ended September 30, 2006, 2005 and 2004
21. Reconciliation to United States generally accepted accounting principles (continued)
There were no options granted in fiscal 2006 and 2005. The weighted average estimated fair value at the date of the grant for options granted in fiscal 2004 was $0.33 per share. The fair value of each option granted was estimated at the date of the grant using the Black-Scholes fair value option pricing model with the assumptions as indicated in Note 10(e).

Compensation cost is reflected over the expected lives of the options. The notional compensation expense associated with the Company’s options is not deductible for Canadian income tax purposes.

(b)	Convertible debentures:

During 2006, 2005 or 2004 the Company did not issue any convertible debentures. The debentures issued in fiscal 2003, were convertible at any time at the option of the holder into common shares and common share purchase warrants of the Company and were redeemable in cash at the option of the holder two years after the issue date. Under Canadian GAAP, the debentures issued in fiscal 2003 were bifurcated into a debt component and an equity component, based on relative fair values, which resulted in aggregate proceeds in fiscal 2003 of $1,465,929, allocated to long-term debt, and $534,071, to shareholders’ equity, respectively. Issue costs in 2003 were allocated between the debt and equity components which resulted in $44,048 of the aggregate $314,955 issue costs being applied to reduce the equity allocation. As a result of the conversion in 2004 an additional $189,133 of issue costs were allocated to equity.

Under Canadian GAAP the discount resulting from allocating proceeds to the equity component must be recorded as additional interest expense, using the effective yield method, over the minimum period to redemption. During fiscal 2004, all outstanding convertible debentures were converted into common shares of the Company. In 2004, as a result of the conversion and the accretion of the discount, accreted interest of $126,273 was charged as interest expense.

Under U.S. GAAP, any excess of the fair value of the shares over the proceeds allocated to the common stock portion of the conversion option is considered a beneficial conversion feature. For the debentures issued during 2002, an aggregate beneficial conversion feature of $1,188,356 must be recorded as additional interest expense over the minimum period to the earliest redemption date. Included in interest expense for 2004 under US GAAP is $532,960. The interest expense for

F-6
Envoy Communications Group Inc.
Notes to Consolidated Financial Statements
For the years ended September 30, 2006, 2005 and 2004
21. Reconciliation to United States generally accepted accounting principles (continued)
2004 includes a $420,758 charge for the write-off of the unamortized debt discount upon the conversion of the debt.

Under US GAAP, costs associated with issuance of the debentures cannot be apportioned between the debt and equity components. During fiscal 2004, the remaining outstanding convertible debentures were converted into common shares of the company, and as a result, there were no unamortized deferred financing fees under US GAAP and Canadian GAAP at the end of the year. In 2004, if the Company had recorded the issue costs in accordance with US GAAP, additional amortization of $257,828 would have been charged to interest expense.

(c)	Cash held in escrow:

Cash held in escrow represents funds held in common trust with the purchaser of the UK operations, as per the terms of the purchase and sale agreement. The amount is being held in joint trust as security for indemnities provided to the purchaser at closing and will be released on the first anniversary date of the transaction. Canadian GAAP allows the recognition of this amount in determining the gain on sale. Under US GAAP these funds cannot be recognized until they are released from escrow or otherwise under exclusive control of the Company.

(d)	Comprehensive income:

The Company’s comprehensive income represents U.S. GAAP net earnings plus the results of certain changes in shareholders’ equity during a period from non-owner sources that are not reflected in the consolidated statements of operations.

	2006	2005	2004

Net earnings (loss) for the year in accordance with U.S. GAAP	$(563,814)	$6,285,841	$(3,571,203)

Unrealized gain (loss) on available for sale securities arising during the year	242,378	(5,859)	174,426

Less: reclassification adjustment for gains realized in net income	5,859	(174,426)	—

F-6
Envoy Communications Group Inc.
Notes to Consolidated Financial Statements
For the years ended September 30, 2006, 2005 and 2004
21. Reconciliation to United States generally accepted accounting principles (continued)

	2006	2005	2004

Change in cumulative translation adjustment account	2,101,995	(2,183,228)	310,087

	$1,786,418	$3,922,328	$(3,086,690)

(e)	Reduction of capital:

In 1997, the share capital of the Company was reduced by $9,886,961 pursuant to a special resolution of its shareholders and was applied against the deficit. This reduction in capital is not permitted under U.S. GAAP. While the adjustment has no impact on shareholders’ equity, under U.S. GAAP, share capital would be increased by $9,886,961 and deficit would be increased by $9,886,961 as at September 30, 2006 and 2005.

(f)	Restructuring charges:

Under U.S. GAAP restructuring charges would be included as operating expenses in the consolidated statement of operations.

(g)	Investments:

The Company accounts for its investments in accordance with FAS 115, Accounting for Certain Investments in Debt and Equity Securities under US GAAP. As of September 30, 2006 and 2005, all of the Company’s investments have been classified as available-for-sale and accordingly, recorded at market value. Unrealized gains and losses on these investments are included in other comprehensive income, as a separate component of shareholders’ equity. Any unrealized losses are recorded as a charge to income when they are deemed to be other than temporary. Under US GAAP, the total of short term and long term investments would have been higher than the amount reported in our audited financial statements by $242,378 at September 30, 2006, lower by $5,859 at September 30, 2005, and higher by $174,426 at September 30, 2004.

Envoy Communications Group Inc.
Notes to Consolidated Financial Statements
For the years ended September 30, 2006, 2005 and 2004
21. Reconciliation to United States generally accepted accounting principles (continued)
(h)	Recent accounting pronouncements:

Accounting for Uncertainty in Income Taxes — an interpretation of FAS Statement No. 109 (‘FIN 48”)

FASB issued an interpretation under FIN 48 which prescribes a recognition and measurement model for uncertain tax positions taken or expected to be taken in the Company’s tax returns. FIN 48 provides guidance on de-recognition, classification, interest and penalties, accounting for interim periods and disclosure. FIN 48 is applicable for fiscal years beginning on or after December 15, 2006. The Company is currently considering the impact of the adoption of this interpretation.

Fair Value Measurements (“SFAS 157”)

FASB issued SFAS 157 which defines fair value, establishes a framework for measuring fair value in U.S. GAAP and expands disclosures about fair values. This standard does not require any new fair value measurements. The standard is applicable for fiscal years beginning after November 15, 2007. The Company is currently considering the impact of the adoption of this interpretation.

Considering the Effects of Prior Years Misstatements when Quantifying Misstatements in Current Year Financial Statements (“SAB 108”)

The Security and Exchange Commission issued Staff Accounting Bulletin No. 108 that provides interpretive guidance on the consideration of the effects of prior year misstatements in quantifying current year misstatements for the purpose of materiality assessment. The implication is that the assessment of the misstatements through the greater of the current year earning or closing retained earnings adjustments. SAB 108 is applicable for fiscal years ending after November 16, 2006. The Company is currently considering the impact of the adoption of this interpretation.